Exhibit 99.2

Edge Therapeutics Announces New Data Highlighting the Potential Pharmacoeconomic Impact of EG-1962 in Aneurysmal Subarachnoid Hemorrhage

•	Reduced length of ICU stay by 3.5 days, hospital stay by 2.5 days versus standard of care
•	Builds on efficacy data from Phase 1/2 clinical study, where EG-1962 doubled chances of favorable clinical outcomes
•	Initiation of pivotal Phase 3 study on track for mid-2016

LOS ANGELES, February 19, 2016 -- Edge Therapeutics, Inc. (Nasdaq:EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies in the management of acute, life- threatening conditions, today announced positive data supporting the potential pharmacoeconomic impact of its lead product candidate EG-1962 for the treatment of patients who have suffered an aneurysmal subarachnoid hemorrhage (aSAH) resulting from a ruptured brain aneurysm. The North American data, from Edge’s recently completed Phase 1/2 NEWTON (Nimodipine microparticles to Enhance recovery While reducing TOxicity after subarachNoid hemorrhage) study of EG-1962, were presented today in an oral presentation at the International Stroke Conference 2016 (ISC) in Los Angeles, CA.

The pharmacoeconomic impact of EG-1962 compared to the current standard of care, oral nimodipine, was evaluated in patients who suffered an aSAH as part of NEWTON, a multicenter, randomized, controlled, open-label Phase 1/2 study. In the study, EG-1962 demonstrated a 3.5 day reduction in intensive care unit (ICU) length of stay (LOS) compared to oral nimodipine (median EG-1962 LOS was 13.5 days, median oral nimodipine LOS was 17 days). In addition, EG-1962 demonstrated a 2.5 day reduction in hospital LOS compared to oral nimodipine (median EG-1962 LOS was 22.5 days, median oral nimodipine LOS was 25 days).

“EG-1962’s clear pharmacoeconomic benefit in this study adds to strong clinical data demonstrating its potential ability to fundamentally improve outcomes for patients suffering from an aSAH,” said Daniel Hänggi, M.D., University Medical Center Mannheim, Ruprecht-Karls-University Heidelberg, Germany, and lead NEWTON investigator. “In NEWTON, EG-1962 dramatically reduced ICU and hospital length of stay compared to oral nimodipine, doubled the chances of favorable clinical outcomes, and demonstrated improved safety and tolerability with no drug-related hypotension, an adverse effect that limits administration of oral nimodipine.”

Edge reported positive top-line data from NEWTON in August 2015. NEWTON met its primary and secondary endpoints of safety, tolerability, maximum tolerated dose and pharmacokinetics of a single intraventricular injection of EG-1962.

“More than 600,000 patients worldwide suffer a life-threatening aSAH annually and current treatment options are limited,” said Brian A. Leuthner, President and Chief Executive Officer of Edge Therapeutics, Inc. “We look forward to initiating a pivotal Phase 3 study of EG-1962 in mid-2016 and rapidly advancing this promising therapy to patients in need.”

Edge’s ISC presentation can be accessed in the Events & Presentations section of its website at: http://investors.edgetherapeutics.com/phoenix.zhtml?c=253911&p=irol-calendar.

About the NEWTON Study

NEWTON was a multicenter, randomized, controlled, open-label Phase 1/2 study evaluating the safety, tolerability and pharmacokinetics of escalating doses of EG-1962 compared to the current standard of care, oral nimodipine, in subjects with an aneurysmal subarachnoid hemorrhage (aSAH).

Fifty-four patients were randomized to receive EG-1962 and 18 patients were randomized to receive oral nimodipine. Pooled efficacy results of the NEWTON study showed that 60 percent of patients treated with EG-1962 achieved a favorable outcome (scores of 6-8 as measured by the Extended Glasgow Outcome Score [GOSE]) at 90 days compared to 28 percent of patients in the active control standard of care oral nimodipine arm who achieved a favorable outcome. In addition, improved efficacy was supported by a reduction in vasospasm, delayed cerebral ischemia and use of rescue therapies.

The primary endpoint was to establish the maximum tolerated dose, which has been determined to be 800 mg. Safety results showed that no patients (0 of 54) experienced EG-1962-related hypotension, while 17 percent of patients (three of 18) treated with oral nimodipine experienced drug-related hypotension. The secondary endpoint of characterizing the pharmacokinetics of EG-1962 was also met. The steady-state plasma concentration measured in patients treated with EG-1962 was below 30 ng/ml, the level of plasma concentration observed to cause systemic hypotension.

For additional information on the top-line NEWTON data, visit: http://investors.edgetherapeutics.com/phoenix.zhtml?c=253911&p=irol-newsArticle&ID=2098239.

About EG-1962

EG-1962 is a novel polymeric nimodipine microparticle suspended in a diluent of hyaluronic acid that utilizes Edge Therapeutics’ proprietary PrecisaTM development platform designed to improve patient outcomes following an aneurysmal subarachnoid hemorrhage (aSAH). EG-1962 has been granted orphan drug designation by the U.S. Food and Drug Administration (FDA) and the European Commission (EC) for the treatment of patients with aSAH.

About aSAH

An aneurysmal subarachnoid hemorrhage, or aSAH, is a brain hemorrhage after which blood from a ruptured aneurysm enters the subarachnoid space, the area between the middle and deepest protective layers of the brain. Approximately 600,000 individuals worldwide suffer an aSAH annually. In the U.S., approximately 35,000 aSAH patients, with an average age of 52, arrive alive at the hospital each year, and approximately 75 percent of these patients die or suffer permanent brain damage.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms in the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. EG-1964, Edge’s second product candidate, is being evaluated as a potential prophylactic treatment in the management of chronic subdural hematoma, to prevent recurrent bleeding on the surface of the brain.

For additional information about Edge Therapeutics, please visit www.edgetherapeutics.com.

Forward-Looking Statements

Any statements in this press release that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions and include the anticipated timing of the commencement of the pivotal Phase 3 trial for EG-1962. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission. Edge assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

###

Investor Contact:

Allison Wey
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: awey@edgetherapeutics.com

Media Contact:

Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com